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                                                                    EXHIBIT 12.2

SOUTHERN ENERGY INC., AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
PLUS PREFERRED DIVIDEND REQUIREMENTS FOR THE FIVE YEARS ENDED
DECEMBER 31, 1999 AND THE THREE MONTHS ENDED MARCH 31, 2000

                                                                                      THREE MONTHS
                                                     YEAR ENDED DECEMBER 31,             ENDED
                                               ------------------------------------    MARCH 31,
                                               1995   1996   1997    1998     1999        2000
                                               ----   ----   -----   -----   ------   ------------
                                                           (IN MILLIONS, EXCEPT RATIO)
EARNINGS, AS DEFINED:
Income (loss) from continuing operations
  before income taxes and minority interest    $ 35   $140   $ 180   $ (55)  $  674      $  95
Add:
  Fixed charges less interest capitalized        67    136     350     440      509        149
  Amortization of capitalized interest            0      0       3       3        5          2
  Distributed income of equity investees        139     11      29      67       58          5
Less: equity in income of affiliates, and
      minority interest in losses                10     14      58     143      128         33
                                               ----   ----   -----   -----   ------      -----
          Total earnings, as defined           $231   $273   $ 504   $ 312   $1,118      $ 218
                                               ====   ====   =====   =====   ======      =====
FIXED CHARGES, AS DEFINED:
Interest expensed, including amortization of
  debt premiums, discounts and expenses        $ 64   $133   $ 345   $ 430   $  502      $ 147
Interest capitalized                              8      5      17      49       64          8
Interest element of rentals                       3      3       5      10        7          2
                                               ----   ----   -----   -----   ------      -----
          Total fixed charges, as defined      $ 75   $141   $ 367   $ 489   $  573      $ 157
                                               ----   ----   -----   -----   ------      -----
Tax deductible preferred dividends             $  0   $  0   $   0   $   0   $    0      $   0
Gross up to pre-tax                                          33.33    0.31     1.23       0.76
                                               ----   ----   -----   -----   ------      -----
Preferred dividend requirements before income
  taxes                                        $  0   $  0   $   0   $   0   $    0      $   0
                                               ----   ----   -----   -----   ------      -----
Fixed charges plus preferred dividend
  requirement                                  $ 75   $141   $ 367   $ 489   $  573      $ 157
                                               ----   ----   -----   -----   ------      -----
Ratio of earnings to fixed charges              3.1    1.9     1.4     0.6      2.0        1.4
                                               ====   ====   =====   =====   ======      =====
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